PRESS
RELEASE
Consolidated-Tomoka Land Co. · P.O. Box 10809 · Daytona Beach, FL 32120-0809  ·
386-274-2202  · 386-274-1223

FOR IMMEDIATE RELEASE

Date:	February 10, 2011
Contact:	William H. McMunn, President/CEO
Phone:	386-274-2202
Fax:	386-274-1223

CONSOLIDATED TOMOKA CEO TO RETIRE

Daytona Beach, Florida – Consolidated-Tomoka Land Co. (NYSE AMEX:  CTO), William H. McMunn, President and Chief Executive Office of the Company, announced that he will be retiring effective December 31, 2011. William J. Voges, Chairman of the Board, said, “Bill McMunn has provided the leadership and long-term vision that has allowed the Company to grow and prosper during his ten years as our Chief Executive Officer.  He also had the foresight to develop our long-term business plan that has allowed the Company to endure the current real estate downturn.  Mr. McMunn will continue in a consulting capacity through 2012 to assure a smooth transition to new management. We wish Bill all the best and thank him for his years of service and dedication to Consolidated-Tomoka Land Co.”

Mr. McMunn stated, “I have been honored to have worked for such a fine Company that has always focused on the best interest of our shareholders and our community as we planned and developed our lands.  The advance notice of my retirement date coupled with the commitment to provide consulting services in 2012 will allow for a seamless transition to the Company’s new Chief Executive Officer.”

The Board has retained Eton Partners, an executive search firm in Atlanta, Georgia, to assist in finding a new chief executive officer to replace Mr. McMunn.

Consolidated-Tomoka Land Co. is a Florida-based company primarily engaged in converting Company owned agricultural lands into a portfolio of net lease income properties strategically located in the Southeast, through the efficient utilization of 1031 tax-deferred exchanges.  The Company has low long-term debt and generates over $9 million annually before tax cash flow from its real estate portfolio.  The Company also engages in selective self-development of targeted income properties. The Company’s adopted strategy is designed to provide the financial strength and cash flow to weather difficult real estate cycles.  Visit our website at www.ctlc.com.

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                                                           “Safe Harbor”

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

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